                                                                    EXHIBIT 10.7

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                          UNDER 17 C.F.R. SECTIONS 200.80(b)(4),
                                                            200.83 AND 240.24b-2


                                LICENSE AGREEMENT




                                 BY AND BETWEEN




                                  ORASENSE LTD

                            A BERMUDA LIMITED COMPANY



                                       AND



                        ELAN PHARMACEUTICAL TECHNOLOGIES,
                       A DIVISION OF ELAN CORPORATION, PLC

                                AN IRISH COMPANY





                                 APRIL 20, 1999

                                TABLE OF CONTENTS

SECTION                                                                                   PAGE

1.      DEFINITIONS..........................................................................1

2.      GRANT OF RIGHTS......................................................................8

3.      IMPROVEMENTS AND AFTER ACQUIRED TECHNOLOGY..........................................12

4.      DEVELOPMENT OF PRODUCTS.............................................................13

5       REGULATORY APPROVALS................................................................13

6       FINANCIAL PROVISIONS................................................................14

7       CONFIDENTIAL INFORMATION............................................................18

8       WARRANTIES/INDEMNITIES..............................................................20

9.      INTELLECTUAL PROPERTY OWNERSHIP RIGHTS..............................................24

10.     RIGHTS EXPLOITATION OUTSIDE THE FIELD...............................................25

11.     NON-COMPETITION.....................................................................26

12.     TERM AND TERMINATION OF AGREEMENT...................................................26

13.     IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE........................................29

14.     SETTLEMENT OF DISPUTES; GOVERNING LAW...............................................29

15.     ASSIGNMENT..........................................................................29

16.     NOTICES.............................................................................30

17.     MISCELLANEOUS CLAUSES...............................................................31

LICENSE AGREEMENT dated as of March 31, 1999 between Orasense Ltd., a Bermuda limited company, and Elan Pharmaceutical Technologies, a division of Elan Corporation, plc, an Irish limited company.

                                    RECITALS:

A. Contemporaneously herewith, Elan and Isis (capitalized terms used herein are defined below) propose to enter into the Development Agreement for the purpose of recording the terms and conditions of a joint venture and of regulating their relationship with each other and certain aspects of the affairs of and their dealings with Orasense.

B. Elan is beneficially entitled to the use of certain know-how and certain patents that have been granted or are pending in relation to the development and production of various drug delivery technologies.

C. Orasense desires to enter into this Agreement with Elan so as to permit Orasense to utilize the Elan Intellectual Property in the research, development, manufacture, distribution and sale of the Products in the Field and in the Territory.

D. Elan, EIS and Isis entered into a letter agreement dated March 31, 1999 (the "Letter Agreement") pursuant to which they agreed to enter into definitive documents, including this Agreement, and the Isis License Agreement relating to Orasense's use of the Isis Intellectual Property.

        NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.      DEFINITIONS.

        A.     In this Agreement, the following definitions shall apply:

        1.1. "Affiliate" shall mean, with respect to Elan or Isis, any corporation or entity other than Orasense (and entities controlled by it) controlling, controlled or under the common control of Elan or Isis, as the case may be, and, with respect to Orasense, any corporation or entity under control of Orasense. A corporation or non-corporate entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or (a) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or (b) in the case of a non-corporate entity, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

        1.2. "Agreement" shall mean this agreement (which expression shall be deemed to include the Recitals and the Schedules hereto);

        1.3. "cGCP", "cGLP" and "cGMP" shall mean current Good Clinical Practices, current Good Laboratory Practices and current Good Manufacturing Practices respectively;

        1.4. "Commercialization" shall mean the manufacture, promotion, distribution, marketing and sale of the Products;

        1.5. "Competitive Change of Control Event" shall mean that a Primary Technological Competitor of Elan acquires directly or indirectly voting stock or equivalent securities in Isis or Orasense representing [...***...] percent or more of the stock which carries entitlement to vote, or a Primary Technological Competitor of Elan acquires by all or substantially all of the business of Isis or Orasense to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise;

        1.6. "Control" shall mean the ability to grant a license or sublicense as contemplated herein without violating the terms of any agreement with any third party;

        1.7. "Cost of Living Increase" shall mean, with respect to any year of the Term, any increase in the Consumer Price Index published by the Bureau of Labor Statistics of the United States Department of Labor, All Urban Consumers, United States City Average, All Items (1982/84=100);

        1.8. "Definitive Documents" shall have the same meaning as given to the term "Transaction Documents" in the Development Agreement;

        1.9. "Development Agreement" shall mean the Joint Development and Operating Agreement of even date entered into among Isis, Elan, EIS and Orasense;

        1.10. "Development Candidate" shall mean a [...***...] antisense inhibitor of TNF-(alpha), as more specifically detailed in Exhibit A hereto;

        1.11. "Development Product" shall mean any product containing as an active ingredient the Development Candidate (or a Substituted Development Candidate) in an Oral formulation for humans;

        1.12. "Effective Date" shall mean the date of execution and delivery of the Definitive Documents;

        1.13. "EIS" shall mean Elan International Services, Ltd., a Bermuda limited company;

        1.14. "Elan" shall mean Elan Pharmaceutical Technologies, a division of Elan Corporation, plc, a public limited company incorporated under the laws of Ireland, its, successors and permitted assigns;

        1.15. "Elan Improvements" shall mean any improvements to the Elan Patents and Elan Know How developed by Elan (other than pursuant to the Research and Development Program). Subject to contractual restrictions, Elan Improvements shall be deemed part of and shall be included in the term "Elan Intellectual Property" and shall be deemed, immediately upon development by Elan, to be included in the license of the Elan Intellectual Property hereunder. If the inclusion of an Elan Improvement in the license of Elan Intellectual


                                               *CONFIDENTIAL TREATMENT REQUESTED

Property is restricted or limited by a third party agreement, Elan shall use reasonable commercial efforts to exclude or where applicable minimize any such restriction or limitation;

        1.16. "Elan Intellectual Property" shall mean the Elan Know-How, the Elan Patent Rights and/or the Elan Improvements. Examples of the Elan Intellectual Property existing as of the Effective Date include, but are not limited to, technology related to the modification of the solubility, intrinsic dissolution, stability and/or permeability of a drug or modification of the surface(s) of particles, pharmaceutical formulation excipient technology, formulation, scale-up and manufacturing know-how. Schedule 1 hereto shall contain, by way of illustration but not limitation, examples of Elan Intellectual Property. For the avoidance of doubt, Elan Intellectual Property shall consist of Oral drug delivery technology Controlled by Elan doing business as Elan Pharmaceutical Technologies and shall exclude (a) the Excluded Elan Technology, (b) inventions, patents and know-how Controlled by all other affiliates or subsidiaries of Elan, including, but not limited to the Elan Pharmaceuticals division which incorporates Athena Neurosciences, Inc., Carnrick Laboratories, Targon Corporation and Neurex Corporation and (c) inventions, patents and know-how that are subject to contractual obligations of Elan to third parties as of the Effective Date to the extent the licensing of such inventions, patents and know-how is restricted or limited;

        1.17. "Elan Know-How" shall mean any and all rights Controlled by Elan as of the Effective Date to any discovery, invention (whether or not patentable), know-how, substances, data, techniques, processes, systems, formulations and designs relating to Oral drug delivery;

        1.18. "Elan License" shall have the meaning set forth in Section 2.1 hereof;

        1.19. "Elan Patents" shall mean any and all patents and patent applications Controlled by Elan, existing and/or pending as of the Effective Date or hereafter filed or obtained relating to Oral drug delivery technology Controlled by Elan on the Effective Date. Elan Patent Rights shall also include all extensions, continuations, continuations-in-part, divisionals, patents-of-additions, re-examinations, re-issues, supplementary protection certificates and foreign counterparts of such patents and patent applications and any patents issuing thereon and extensions of any patents licensed hereunder;

        1.20. "Elan Program Technology" shall mean all Program Technology solely conceived or made by Elan and/or its agents;

        1.21. "Elan Right of First Negotiation" shall have the meaning provided in Section 2.11 hereof;

        1.22. "Elan Targeting Technology" shall mean drug targeting technology to target a drug to a [...***...] or into a [...***...] or into a [...***...];


                                               *CONFIDENTIAL TREATMENT REQUESTED

        1.23. "Excluded Elan Technology" shall mean (i) Oral Delivery Devices and (ii) Elan Targeting Technology;

        1.24. "FDA" shall mean the United States Food and Drug Administration or any successors or agency the approval of which is necessary to market a product in the United States of America;

        1.25. "Field" shall mean the research, development and Commercialization of in an Oral Platform for delivery of Oligonucleotide Drugs;

        1.26. "Full Time Equivalent Rate" shall mean, for the services proposed to be rendered by Elan, [...***...] United States dollars (US $[...***...]);

        1.27. "Independent Third Party" shall mean any person other than Orasense, Isis, Elan or any of their respective Affiliates;

        1.28. "In market" shall mean sales of Products whether by Orasense or its Affiliates, or where applicable by a sublicensee, to an Independent Third Party being a wholesaler, distributor, managed care organization, hospital, pharmacy and/or the like;

        1.29. "Isis" shall mean Isis Pharmaceuticals, Inc., a Delaware corporation;

        1.30. "Isis Intellectual Property" shall have the meaning set forth in the Isis License Agreement;

        1.31. "Isis License" shall have the meaning set forth in the Isis License Agreement;

        1.34. "Isis License Agreement" shall mean that certain license agreement, of even date herewith, entered into between Isis and Orasense;

        1.35. "Isis Oligonucleotide" shall mean any Oligonucleotide Drug Controlled by Isis other than the Development Candidate;

        1.36. "Isis Products" shall mean Products based upon Isis
Oligonucleotides that are made, designed, or otherwise created by or on behalf of Isis or any of its Affiliates after the date hereof pursuant to the Project using the Orasense Technology and/or the Licensed Technologies;

        1.37. "Isis Program Technology" shall mean all Program Technology solely conceived by Isis and/or its agents.

        1.38. "Licensed Technologies" shall mean the Elan Intellectual Property and the Isis Intellectual Property;

        1.39.  "Licenses" shall mean the Elan License and the Isis License;


                                               *CONFIDENTIAL TREATMENT REQUESTED

        1.40. "Lien" shall mean any and all liens, security interests, restrictions, claims, encumbrances or rights of third parties of every kind and nature;

        1.41. "Management Committee" shall have the meaning given to such term in the Development Agreement;

        1.42. "Marketing Authorization" shall mean the procurement of registrations and permits required by applicable government authorities in a country in the Territory for the marketing, sale, and distribution of a Product in such country;

        1.43. "Net Sales" shall mean the amount billed, invoiced and/or received on sales of a Product sold by Orasense or its Affiliates or sublicensees to an Independent Third Party, less, to the extent included in such invoice price the total of: (1) ordinary and customary trade quantity or cash discounts and nonaffiliated brokers' or agents' commissions actually allowed, including government managed care and other contract rebates, pharmacy incentive programs, including chargebacks of pharmacy or hospital performance incentive programs or similar programs; (2) credits, rebates and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (4) import, export and sales taxes, excise taxes, other consumption taxes, customs duties, tariffs and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business and based on sales or turnover or delivery of the Products. Net Sales shall also include the amount or fair market value of all other consideration received by Orasense or its Affiliates or sublicensees in respect of Products, whether such consideration is payment in kind, exchange or another form. If a Product is provided to an Independent Third Party by Orasense or its Affiliates or sublicensees without charge or provision of invoice and used by such Independent Third Party, then Orasense or its Affiliates or sublicensees shall be treated as having sold such Product to such Independent Third Party for an amount equal to the fair market value of such Product. Sales between or among Orasense and its respective Affiliates or authorized licensees shall be excluded from the computation of Net Sales. A "sale" of a Product is deemed to occur upon the earlier of invoicing, shipment or transfer of title in the Product to an Independent Third Party. For avoidance of doubt, Net Sales shall include royalties received by Orasense or its Affiliates from any Independent Third Party in respect of Products;

        1.44. "Oligonucleotide Drug" shall mean any single stranded, [...***...] oligonucleotide including those [...***...] used as a human therapeutic and/or prophylactic compound containing between [...***...] nucleotides and/or nucleosides including oligonucleotide analogs which may include [...***...]. For purposes of this agreement, Oligonucleotide Drug shall specifically exclude oligonucleotides used in [...***...], oligonucleotides used as [...***...] an oligonucleotide,


                                               *CONFIDENTIAL TREATMENT REQUESTED
oligonucleotides used as [...***...] or oligonucleotides used as [...***...]. Oligonucleotide Drug shall also specifically exclude polymers in which the [...***...]but shall not exclude [...***...]. Should Isis develop [...***...] oligonucleotides or should Elan independently discover drug delivery technology it believes to be potentially applicable to [...***...] oligonucleotides, then the Participants shall discuss in good faith whether such oligonucleotides can be formulated for Oral delivery using the Oral Platform, and whether such formulation appears feasible without requiring a significant further investment in developing or enhancing the Oral Platform; if such formulation appears feasible, the Participants shall discuss in good faith the inclusion of such oligonucleotides as Oligonucleotide Drugs;

        1.45. "Oral" shall mean administration by way of the mouth for the purpose of topical or systemic delivery by way of the alimentary canal;

        1.46. "Oral Delivery Devices" shall mean devices for delivering an active agent orally such as those employing [...***...] technologies;

        1.47. "Oral Platform" shall mean formulation and excipient systems and technologies including [...***...] and including the use of [...***...], which can be employed to develop dosage forms of Oligonucleotide Drugs, deliver said dosage forms to the alimentary canal and facilitate and promote the systemic and topical delivery of Oligonucleotide Drugs;

        1.48. "Orasense" shall mean Orasense, Ltd., a Bermuda limited company;

        1.49. "Orasense Program Technology" shall mean all Program Technology other than Elan Program Technology and Isis Program Technology;

        1.50. "Orasense Technology" shall mean all Program Technology and all technology licensed or acquired by Orasense or developed by Orasense whether or not pursuant to the Research and Development Program, excluding, however, Isis Intellectual Property and Elan Intellectual Property;

        1.51. "Participant" shall mean Elan or Isis, as the case may be. "Participants" shall mean both Elan and Isis;

        1.52.  "Parties" shall mean Elan and Orasense;

        1.53. "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;


                                               *CONFIDENTIAL TREATMENT REQUESTED

        1.54. "Plan" shall mean the business plan and program of development agreed to by Elan and Isis within sixty (60) days of the date hereof, with respect to the research, development, prosecution and commercialization of the Products, which Plan shall be reviewed and mutually agreed to in writing by Elan and Isis on an annual basis;

        1.54. "Primary Technological Competitor of Elan" shall mean those entities listed on Schedule 2A hereto.

        1.55. "Project" shall mean all activity as undertaken by Elan, Isis and Orasense to develop the Products in accordance with the Plan;

        1.56. "Product" shall mean any Oligonucleotide Drug under development or developed by or on behalf of Orasense in an Oral formulation for administration to humans;

        1.59. "Program Technology" shall mean all technology developed by or on behalf of Orasense, whether by Elan, Isis, a third party or jointly by any combination thereof, pursuant to the Research and Development Program;

        1.60. "Regulatory Authority" shall mean any regulatory authority outside the United States of America, the approval of which is necessary to market a Product;

        1.61. "Research and Development Program" shall have the same meaning given to such term in the Development Agreement;

        1.62. "Research Term" shall mean the period commencing on the Effective Date and continuing for a period of [...***...] thereafter, unless extended by the mutual written agreement of Elan and Isis; provided, however, that if a Participant shall be prevented by (i) events beyond the Participants' control, or (ii) by such Participant's delay or negligent act or omission, from performing its obligations under the Definitive Documents within said [...***...] period, then the other Participant at its option, may extend the duration of the Research Term by a term equal in length to the period during which the first Participant was unable to perform its obligations hereunder;

        1.63. "Technological Competitor of Elan" shall mean any entity listed on
Schedule 2B hereto, subject to amendment from time to time upon mutual written agreement of Orasense, Isis and Elan;

        1.64. "Technological Competitor of Isis" shall have the meaning given to such term in the Isis License Agreement, as the same shall be amended from time to time in accordance with such agreement;

        1.65.  "Term" shall have the meaning given to it in Clause 12 below;

        1.66.  "Territory" shall mean all the countries of the world;


                                               *CONFIDENTIAL TREATMENT REQUESTED

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

        1.67. "Third Party Oligonucleotide Drug" shall mean any Oligonucleotide Drug Controlled by an Independent Third Party, other than an Isis
Oligonucleotide Drug;

        1.68. "Third Party Product" shall mean Products based upon Third Party Oligonucleotide Drug that are made, designed, or otherwise created by or on behalf of an Independent Third Party after the date hereof pursuant to the Project using the Orasense Technology and/or the Licensed Technologies. For avoidance of doubt, any Product based upon an Oligonucleotide Drug jointly developed by an Independent Third Party and Isis other than pursuant of the Program shall be deemed to be an Isis Product;

        1.69. "Trademark" shall mean the trademark(s) belonging to Elan as may be selected by Orasense or its permitted sub-licensees, with Elan's consent, for use in connection with the Products. By way of example, the Trademarks include, but are not limited to, [...***...].

        1.70. "United States Dollar" and "US$" shall mean the lawful currency for the time being of the United States of America;

        B. Interpretation.  In this Agreement the following shall apply:

        1.1 The singular includes the plural and vice versa, the masculine includes the feminine and vice versa.

        1.2. Any reference to a Clause or Schedule shall, unless otherwise specifically provided, be to a Clause or Schedule of this Agreement.

        1.3. The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.      GRANT OF RIGHTS

        2.1. Subject to the terms and conditions contained herein and, in consideration of the payments specified in Clause 6.1(i), Elan hereby grants to Orasense for the Term a non-exclusive license, including the limited right to grant sublicenses pursuant to Clause 2.6 hereof, of the Elan Intellectual Property within the Field for the Territory, solely to research, develop, manufacture, have manufactured, and Commercialize the Products in the Territory, subject to any contractual obligations of Elan to Independent Third Parties as of the Effective Date and, unless prohibited by the paragraph below titled Non Competition, contractual obligations to Independent Third Parties that Elan may enter into after the Effective Date (the "Elan License").

        2.2. Elan hereby grants an option, to be exercised upon written notice to Elan by Orasense and payment of an option price of [...***...], to Elan patents and know-how related to Oral delivery systems held by Elan Transdermal Technologies, Inc. (formerly


                                               *CONFIDENTIAL TREATMENT REQUESTED

Sano Corporation) and Elan Pharmaceutical International Ltd. (but only to the extent such technology consists of NanoCrystal(TM) technology formerly held by NanoSystems, a division of the Eastman Kodak Company). Upon exercise of such option by Orasense, such technology, shall, subject to any contractual obligations to Independent Third Parties that Elan may have as of the date of exercise of the such option, and, unless prohibited by the paragraph below titled Non Competition, contractual obligations to Independent Third Parties that Elan may enter into after the exercise of such option, be deemed included within the Elan License, the Elan Intellectual Property, the Elan Patents, and the Elan Know-How, as appropriate, and subject to the provisions hereof with respect thereto.

        2.3. In the event, as of the Effective Date, the Elan License granted to Orasense hereunder is restricted or limited by any contractual obligations of Elan to Independent Third Parties, then Elan shall use reasonable commercial efforts to exclude or, where applicable, to minimize any such restriction or limitation. Except as expressly provided herein, all proprietary rights and rights of ownership with respect to the Elan Intellectual Property shall at all times remain solely with Elan. Elan shall disclose to Orasense inventions made by or on behalf of Elan in connection with the performance of the Project, any patentable inventions and discoveries within the Elan Intellectual Property that relate to the Field and any patentable Elan Improvements developed by or on behalf of Elan.

        2.4. To the extent royalty or other compensation obligations to Independent Third Parties that are payable with respect to Elan Intellectual Property would be triggered by a proposed use of Elan Intellectual Property in connection with the Project, Elan will inform Orasense and Isis of such royalty or compensation obligation. If Orasense decides to utilize such Elan Intellectual Property in connection with the Project, Orasense will be responsible for the payment of such royalty or other compensation obligations relating thereto.

        2.5. Notwithstanding anything contained in this Agreement to the contrary, Elan shall have the right, and subject to the paragraph below titled Non-Competition, to fully exploit and grant licenses and sublicenses with respect to the Elan Intellectual Property. Elan's rights to exploit and grant licenses referred to in the immediately preceding sentence shall include the right to research, develop, manufacture, license or Commercialize products.

        2.6. Orasense shall not be permitted to (a) encumber any of its rights under the Licenses or the Orasense Technology without the prior written consent of Elan; (b) assign or sublicense any of its rights under the licenses for the Licensed Technologies and the Orasense Technology without the prior written consent of Elan, which consent may be withheld in Elan's sole discretion. Any agreement between Orasense and any permitted third party for the development or exploitation of the Elan Intellectual Property shall require such third party to maintain the confidentiality of all information concerning the Elan Intellectual Property and shall provide that any Elan Improvements shall belong to Elan and shall permit an assignment of rights by Orasense to Elan in accordance with the terms of this Agreement. Orasense shall remain responsible for all acts and omissions of any sub-licensee, as if they were acts and omissions by Orasense. Rights of permitted third party sublicensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Orasense; and Orasense and Elan shall in good faith agree upon the form most advantageous to Elan in which the rights of the sublicensor under any such sublicenses are to be held (which form may include continuation of Orasense solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to Elan).

        2.7. Orasense will use its reasonable commercial endeavours to exploit the Elan Intellectual Property, the Isis Intellectual Property and Orasense Technology in accordance with this Agreement, the Isis License Agreement and the Plan. Orasense shall employ diligent efforts to research, develop, register, and Commercialize the Products in the Territory. Orasense shall employ or have employed on its behalf a level of advertising, sales, marketing, and promotion efforts in each country in the Territory where Marketing Authorization for Product has been obtained which is: (i) commensurate with that used by other pharmaceutical manufacturers for products of similar market potential in that country in the Territory, and (ii) sufficient with respect to the potential for that country to fully exploit the market potential for the Product as depicted in the Plan and as determined by the Management Committee in accordance with the Development Agreement.

        2.8. Orasense will be solely responsible for ensuring that it or its sublicensees manufacture and Commercialize the Products within each country of the Territory strictly in accordance with all the legal and regulatory requirements of each country of the Territory.

        2.9. Upon the request of Orasense and with the consent of Elan, Elan shall grant to Orasense during the Term a non-exclusive royalty free license in the Territory, solely for use in connection with the sale of the Products, to use one or more Trademark, on the following terms:

           2.9.1 Orasense shall as soon as it becomes aware of any infringement give to Elan in writing full particulars of any use or proposed use by any other person, firm or company of a trade name or trademark or promotional or advertising activity which may constitute infringement.

           2.9.2 If Orasense becomes aware that any other person, firm or company alleges that such Trademark is invalid or that the use of such Trademark infringes any rights of another party or that the Trademark is otherwise attacked or attackable, Orasense shall immediately give to Elan full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

           2.9.3 Elan shall have the right to conduct all proceedings relating to such Trademark and shall in its sole discretion decide what action, if any, to take in respect of any infringement or alleged infringement of such Trademark or any other claim or counter-claim brought or threatened in respect of the use or registration of such Trademark. Any such proceedings shall be conducted at Elan's expense and for its own benefit.

           2.9.4 Nothing contained in this Agreement shall grant to Orasense any right, title, or interest in or to such Trademark, whether or not specifically recognized or perfected under applicable laws, except for the non-exclusive license granted herein. At no time during or after the term of this Agreement shall Orasense challenge or assist others to challenge any such Trademark or the registration thereof or attempt to register any trademarks, marks, or trade names confusingly similar to any such trademark. All displays of any such Trademark that Orasense intends to adopt shall first be submitted to Elan for approval (which shall not be unreasonably withheld) of design, color, and other details, or shall be exact copies of those used by Elan. In addition, Orasense shall fully comply with all reasonable guidelines, if any, communicated by Elan concerning the use of any such Trademark as well as all rules and regulations of such use throughout the Territory.

           2.9.5 The rights granted to Orasense under this Article 2.9 shall automatically terminate respect to a Product in a country in the Territory upon termination of Orasense's right to market such Product in any such country.

        2.10. When packaged, and to the extent permitted by law, a product label shall include an acknowledgement that the Product is made under license from Elan. Such acknowledgement shall take into consideration regulatory requirements and Orasense's reasonable commercial requirements. Orasense shall wherever possible give due acknowledgement and recognition to Elan in all printed promotional and other material regarding the Product such as stating that the Product is under license from Elan and that the applicable Elan Intellectual Property has been applied to the Products. Orasense shall consult with and obtain the written approval of Elan as to the format and content of the promotional and other material insofar as it relates to a description of, or other reference to, the application of the Elan Intellectual Property, such approval not to be unreasonably withheld or delayed. The further consent of Elan shall not be required where the format and content of such materials is substantively similar as the materials previously furnished to and approved in writing by Elan.

        2.11 Notwithstanding anything contained in this Agreement to the contrary, Elan shall have [...***...]. Such [...***...] shall be exercised


                                               *CONFIDENTIAL TREATMENT REQUESTED
as follows:

           2.11.1 If Orasense intends to [...***...], then Orasense immediately shall notify Elan in writing that Elan may elect to [...***...] referred to in this Article 2.11. Elan shall indicate its desire to [...***...] pursuant to this Article 2.11 by delivering written notice to Orasense within forty-five (45) days of Elan's receipt of the written notification from Orasense to Elan. If Elan elects to [...***...], the Parties shall [...***...].

           2.11.2 If, despite such good faith negotiations, Elan and Orasense do not [...***...] within [...***...] from the notification in writing by Orasense to Elan, then Orasense shall be free to [...***...], which [...***...], as the case may be.


        2.12. Elan shall have the first option to manufacture the Development Product for Orasense and meet its requirements, and Orasense shall agree to utilize Elan as its sole supplier, subject to the customary terms and conditions contained in a supply agreement to be executed by the parties at the price set forth in Clause 6.1.2 hereof. If, despite good faith negotiations, Elan and Orasense do not reach agreement on the terms of such manufacturing agreement within [...***...] from the Parties' commencement of discussion of such terms, then Orasense shall be free to offer a third party (other than a Technological Competitor of Elan unless consented to by Elan which consent may be withheld for any reason, and otherwise subject to the terms and conditions of this Agreement) terms to manufacture the Development Product in the Territory, which terms when taken as a whole, are more favorable to Orasense than the principal terms of the last written proposal offered to Orasense by Elan, or by Orasense to Elan, as the case may be. Subject to the foregoing rights of Elan with respect to the Development Product, Orasense shall not be permitted to contract the manufacture or Commercialization of any Product without the prior written consent of Elan and Isis, which consent will not be unreasonably withheld or delayed; provided that such reasonableness standard, in the case of Elan, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Elan and in the case of Isis, shall not be applicable in the case of a proposed sublicense to any Technological Competitor of Isis.


3.      IMPROVEMENTS AND AFTER ACQUIRED TECHNOLOGY

        3.1 Elan Improvements shall be deemed, immediately upon development, to be


                                               *CONFIDENTIAL TREATMENT REQUESTED
included in the license of the Elan Intellectual Property granted to Orasense hereunder.

        3.2 The Elan License specifically excludes any right to use Elan Improvements outside of the Field.

        3.3 If the inclusion of an Elan Improvement in the license of Elan Intellectual Property granted to Orasense hereunder is restricted or limited by a third party agreement, then Elan shall use reasonable commercial efforts to exclude, or where applicable, to minimize any such restriction or limitation.

        3.4 All rights, title, and interest to any Elan Improvements developed by Orasense, Isis or any third party shall be the property of Elan. Orasense, Isis and any such third party shall execute and deliver documents, and take such other actions as Elan may reasonably request, to effect or evidence such ownership.

        3.5 If Elan acquires know-how or patent rights relating to the Field, or if Elan acquires or merges with an Independent Third Party that has know-how or patent rights relating to the Field, then Elan shall offer to license such know-how and patent rights to Orasense (subject to existing contractual obligations), on such terms as would be offered to an Independent Third Party negotiating in good faith on an arms-length basis, and if the Management Committee determines that Orasense should not acquire such license, then Elan shall be free to fully exploit such know-how and patent rights, and to grant to third parties licenses and sublicenses with respect thereto.


4.      DEVELOPMENT OF PRODUCTS

        4.1 During the Research Term, Orasense will diligently pursue the research and development of the Elan Intellectual Property, Isis Intellectual Property and Orasense Technology in accordance with the Research and Development Program. The objectives of this initial phase of the Research and Development Program will be (a) to develop the Oral Platform, and (b) to develop the Development Product.

        4.2 Orasense will diligently pursue the research, development and Commercialization of the Development Product and other Products in accordance with the Plan, this Agreement, the Isis License Agreement and the Development Agreement.

5       REGULATORY APPROVALS

        5.1 Orasense shall, or shall cause its sublicensees, at its or their sole cost file and shall use its reasonable best efforts to prosecute to approval or cause its sublicensees to prosecute to approval, the Marketing Authorizations for the Products in the Territory in accordance with the Plan. During any Marketing Authorization registration procedure, Orasense shall keep Elan promptly and fully advised of Orasense's registration activities, progress and procedures. Each Party shall inform the other Party and Isis of any dealings such Party has with the FDA and any other Regulatory Authority. The Parties and Isis shall collaborate in relation to obtaining any approval of the FDA or Regulatory Authority for final approved labeling.

        5.2 Subject to agreement to the contrary, any and all Marketing Authorizations filed hereunder for Products shall, to the extent owned by Orasense, remain the property of Orasense, provided that Orasense shall allow Elan access thereto to enable Elan to fulfill its obligations and exercise its rights under this Agreement and the Development Agreement. Orasense shall maintain or cause its sublicensees to maintain such Marketing Authorizations at its or their own cost.

        5.3 Orasense shall indemnify and hold harmless Elan, its agents and employees from and against all claims, damages, losses, liabilities and expenses to which Elan, its agents, and employees may become subject related to or arising out of Orasense's bad faith, negligence or intentional misconduct in connection with the filing or maintenance of the Marketing Authorizations.

6       FINANCIAL PROVISIONS.

        6.1 In consideration of the license to the Elan Patents, Orasense shall pay to Elan the following amounts:

          6.1.1 Up Front License Fee Payment. [...***...]United States Dollars (US$[...***...]), simultaneously with the execution and delivery of this Agreement by both Parties; and

          6.1.2 Development Product Fees and Royalties. Payments to Elan with respect to services rendered in connection with the Development Product shall be paid as provided below and net proceeds derived by Orasense from the Development Product shall be allocated as additional royalties in proportion to [...***...], as more particularly or as otherwise set forth below.

               (a) Development Work - Research and development work performed during the Research Term pursuant to the Research and Development Program regarding the Oral Platform and the Development Candidate contracted by Orasense to Elan shall be payable by Orasense to Elan based on fully burdened actual costs at Elan's Full Time Equivalent Rate, with annual Cost of Living Increases. In the event Elan is required to perform additional research and development work beyond that contemplated during the Research Term (without any extensions thereto), Orasense shall pay to Elan [...***...].

               (b) Milestone Payments - If any Independent Third Party shall make milestone payments (e.g., for NDA filing, approvals, etc.) to Orasense, Orasense shall pay to Elan and Isis an additional royalty in the amount of [...***...].


                                               *CONFIDENTIAL TREATMENT REQUESTED

               (c) Royalties payable to Elan Upon Sales of the Development Product - Elan shall receive royalties of [...***...] of the In-market Net Sales of Development Products by Orasense or its sublicensees. Notwithstanding the foregoing, in no event shall royalties payable to Elan with respect to sales of the Development Product [...***...].

               (d) Manufacturing Charges. In the event Elan exercises its option to manufacture the Development Products for Orasense, Orasense shall pay Elan a price equal to [...***...] for the manufacture of Development Products.

          6.1.3 Isis Product Fees and Royalties. Payments to Elan with respect to services rendered in connection with Isis Products shall be paid as provided below and net proceeds derived by Orasense from Isis Products shall be allocated as additional royalties in proportion to [...***...], as more particularly or as otherwise set forth below.

               (a) Development Work - Research and development work performed by Elan for Orasense related to Isis Products shall be payable to Elan by Orasense at [...***...].

               (b) Milestone Payments - If any Independent Third party shall make milestone payments (e.g., for NDA filing, approvals, etc.) to Isis with respect to an Isis Product, then [...***...] of such milestone payment shall be paid to Orasense by Isis as an additional royalty and Orasense shall pay a royalty [...***...] to Elan; provided however, that development related milestone payments with respect to any Isis Product shall not be payable by Isis to Orasense or by Orasense to Elan except to the extent such payments exceed [...***...] with respect to such Isis Product (or, in the event the milestone is intended to be applied towards future work to be performed by Isis, in excess of [...***...].

               (c) Elan Royalty Payments. Orasense shall pay to Elan a royalty of [...***...] of In-market Net Sales of any Isis Products. Any marketing and/or development agreement between Orasense and Isis with respect to Isis Products shall provide for a royalty payment to Orasense of [...***...] of In-market Net Sales of the Isis Products. At such time as royalty payments by Isis to Orasense shall equal [...***...] for the particular Isis Product subject to any such agreement, the royalty payable by Isis to Orasense with respect to In-market Net Sales of the Isis Product shall be [...***...] and the royalty payable by


                                               *CONFIDENTIAL TREATMENT REQUESTED

        Orasense to Elan with respect to such Isis Product shall be [...***...] of In-market Net Sales of such Isis Product.

               (d) Manufacturing Charges. In the event Elan agrees to provide manufacturing services for Products based on Isis Products (other than the Development Candidate), Elan shall be paid a price equal to [...***...].

               6.1.4 Third Party Products. Payments to Elan with respect to services rendered in connection with Third Party Products shall be paid as provided below and net proceeds derived by Orasense from Third Party Products shall be allocated as additional royalties with [...***...] of such amount being paid to Elan and [...***...] to Isis, as more particularly or as otherwise set forth below set forth below; provided, however, that in the event [...***...] significantly contributes to the research and development work related to a Third Party Product, the Participants shall negotiate in good faith an appropriate adjustment to the allocation of such additional royalties to reflect their relative contributions to the development of such Third Party Product.

               (a) Development Work - Research and development work performed by Elan for Orasense related to Third Party Products shall be payable to Elan at [...***...]. Orasense shall pay to Elan an additional fee equal to [...***...] of all amounts paid by an Independent Third Parties to Orasense for development work to the extent the amounts paid to Orasense for such work exceeds any charges by Elan and Isis; with the remaining [...***...] of such excess amount being payable to Isis.

               (b) Royalty Payments to Elan - In the event Orasense contracts development work to Elan for any Third Party Product, Orasense shall pay Elan, a royalty equal to [...***...] of the royalties it receives with respect to such Product (with the remaining [...***...] of such royalties payable to Isis) until such time as Elan has been paid a sum equal to [...***...]. Thereafter, [...***...] of the royalties received by Orasense with respect to such Third Party Product shall be paid to Elan (with the balance payable to Isis).

               (c) Milestone Payments - If any Independent Third Party shall make milestone payments (e.g., for NDA filing, approvals, etc.) to Orasense, then [...***...] of such milestone payment shall be paid by Orasense to Elan as an additional royalty and [...***...] shall be paid by Orasense to Isis as an additional royalty to Isis.

               (d) Manufacturing and Supply of Products - In the event Orasense contracts with Elan to manufacture Third Party Products, Elan shall charge Orasense a price equal to [...***...].


                                               *CONFIDENTIAL TREATMENT REQUESTED

        Orasense shall pay to Elan an additional fee equal to [...***...] of all amounts paid by an Independent Third Parties to Orasense for the manufacture of such Third Party Products to the extent such amounts exceed the amount previously charged by Elan; with the remaining [...***...] of such excess amount being payable to Isis.

        6.2 Payment of royalties pursuant to Clauses 6.1.2-6.1.4, if any, shall be made quarterly in arrears within forty-five (45) days after the expiry of the calendar quarter. The method of payment shall be by wire transfer to an account specified by Elan and shall be nonrefundable to Orasense. Each payment made to Elan shall be accompanied by a true accounting of all Products sold by Orasense, its Affiliates and its permitted sublicensees, if any, during such quarter. Such accounting shall show, on a country-by-country and Product-by-Product basis, Net Sales or royalties received by Orasense (and the calculation thereof) and each calculation of royalties with respect thereto, including the calculation of all adjustments and currency conversions.

        6.3 Orasense shall maintain and keep clear, detailed, complete, accurate and separate records for a period of three (3) years following the completion of such records so: (i) as to enable any royalties which shall have accrued hereunder to be determined; and (ii) that any deductions made in arriving at the Net Sales can be determined.

        6.4 All payments due hereunder shall be made in United States Dollars. Payments due on Net Sales of any Product or royalties received by Orasense with respect to any Product for each calendar quarter made in a currency other than United States Dollars shall first be calculated in the foreign currency and then converted to United States Dollars on the basis of the average exchange rate in effect for such quarter for the purchase of United States Dollars with such foreign currency quoted in the Wall Street Journal (or comparable publication if not quoted in the Wall Street Journal) with respect to the currency of the country of origin of such payment, determined by averaging the rates so quoted on each business day of such quarter.

        6.5 If Orasense claims in good faith that one or more of its devices, products, parts or components thereof, compounds and/or drug products does not utilize, incorporate, apply or is not based on the Elan Intellectual Property, the Isis Intellectual Property and/or Orasense Technology, then Orasense shall immediately notify Elan in writing and establish same to Elan's reasonable satisfaction.

        6.6 If, at any time, legal restrictions in the Territory prevent the prompt payment when due of royalties or any portion thereof, the Parties shall meet to discuss suitable and reasonable alternative methods of reimbursing Elan the amount of such royalties. In the event that Orasense is prevented from making any payment under this Agreement by virtue of the statutes, laws, codes or government regulations of the country from which the payment is to be made, then such payments may be paid by depositing them in the currency in which they accrue to Elan's account in a bank acceptable to Elan in the country the currency of which is involved or as otherwise agreed by the Parties.

                                               *CONFIDENTIAL TREATMENT REQUESTED

        6.7 Elan and Orasense agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

        6.8 Any taxes payable by Elan on any payment made to Elan pursuant to this Agreement shall be for the account of Elan. If so required by applicable law, any payment made pursuant to this Agreement shall be made by Orasense after deduction of the appropriate withholding tax, in which event the Parties shall co-operate to obtain the appropriate tax clearance as soon as is practicable. On receipt of such clearance, Orasense shall forthwith procure that the amount so withheld is paid to Elan.

        6.9 Orasense shall, not more than once in each calendar year, permit Elan or its duly authorized representatives upon reasonable notice and at any reasonable time during normal business hours to have access to inspect and audit the accounts and records of Orasense and any other book, record, voucher, receipt or invoice relating to the calculation of the royalty payments on Net Sales submitted to Elan. Any such inspection of Orasense's records shall be at the expense of Elan, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Elan hereunder in any calendar quarter of five percent (5%) or more of the amount of any royalty actually due to Elan hereunder, then the expense of such inspection shall be borne solely by Orasense. Any amount of deficiency shall be paid promptly to Elan by Orasense. If such inspection reveals a surplus in the amount of royalties actually paid to Elan by Orasense, Elan shall reimburse Orasense the surplus within fifteen (15) days after determination.

        6.10 In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments hereunder, the matter will be subject to resolution in accordance with Clause 24.9 of the Development Agreement, which is incorporated by reference and shall for such purposes survive termination of the Development Agreement.

7       CONFIDENTIAL INFORMATION

        7.1 The Parties acknowledge that it may be necessary, from time to time, to disclose to each other confidential and proprietary information, including without limitation, inventions, works of authorship, trade secrets, specifications, designs, data, know-how and other information relating to the Field, the Products, Elan Intellectual Property, Isis Intellectual Property or the Orasense Technology, as the case may be, processes, services and business of the disclosing Party. The foregoing shall be referred to collectively as "Confidential Information". Any Confidential Information revealed by a Party to another Party shall be used by the receiving Party exclusively for the purposes of fulfilling the receiving Party's obligations under this Agreement and the Development Agreement and for no other purpose.

        7.2 Each Party agrees to disclose Confidential Information of another Party only to those employees, representatives and agents requiring knowledge thereof in connection with their duties directly related to the fulfilling of the Party's obligations under this

Agreement. Each Party further agrees to inform all such employees, representatives and agents of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information. Each Party agrees that it will exercise the same degree of care, but in no event less than a reasonable degree, and protection to preserve the proprietary and confidential nature of the Confidential Information disclosed by a Party, as the receiving Party would exercise to preserve its own proprietary and confidential information. Each Party agrees that it will, upon request of a Party, return all documents and any copies thereof containing Confidential Information belonging to or disclosed by, such Party.

        7.3 Notwithstanding the above, each Party may use or disclose Confidential Information disclosed to it by another party to the extent such use or disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with patent applications, complying with applicable governmental regulations or otherwise submitting information to tax or other governmental authorities, conducting clinical trials, or making a permitted sub-license or otherwise exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, other than pursuant to a confidentiality agreement, such Party shall inform the recipient of the terms and provisions of this Agreement and their duties hereunder and to obtain their consent hereto as a condition of receiving Confidential Information.

        7.4 Any breach of this Clause 7 by any of the Persons informed by one of the Parties is considered a breach by the Party itself.

        7.5    Confidential Information shall not be deemed to include:

               (i)       information that is generally available to the public;

               (ii)      information which is made public by the disclosing
Party;

               (iii) information which is independently developed by a Party as evidenced by such Party's written records, without the aid, application or use of the disclosing Party's Confidential Information;

               (iv) information that is published or otherwise becomes part of the public domain without any disclosure by a Party, or on the part of a Party's directors, officers, agents, representatives or employees;

               (v) information that becomes available to a Party on a non-confidential basis, whether directly or indirectly, from a source other than a Party, which source did not acquire this information on a confidential basis;

               (vi) information which the receiving Party is required to disclose pursuant to:

                    (A) a valid order of a court or other governmental body or any political subdivision thereof or otherwise required by law; or

                    (B)  any other requirement of law;

provided that if the receiving Party becomes legally required to disclose any Confidential Information, the receiving Party shall give the disclosing Party prompt notice of such fact so that the disclosing Party may obtain a protective order or other appropriate remedy concerning any such disclosure. The receiving Party shall fully cooperate with the disclosing Party in connection with the disclosing Party's efforts to obtain any such order or other remedy. If any such order or other remedy does not fully preclude disclosure, the receiving Party shall make such disclosure only to the extent that such disclosure is legally required;

               (v) information which was already in the possession of the receiving Party at the time of receiving such information, as evidenced by its written records, provided such information was not previously provided to the receiving Party from a source which was under an obligation to keep such information confidential; or

               (vi) information that is the subject of a written permission to disclose, without restriction or limitation, by the disclosing Party.

        7.6 The provisions relating to confidentiality in this Clause 7 shall remain in effect during the term of this Agreement, and for a period of seven
(7) years following the expiration or earlier termination of this Agreement but shall not apply to any information which a Party is required to file or otherwise disclose in accordance with requirements which are legally binding on it.

        7.7 The Parties agree that the obligations of this Clause 7 are necessary and reasonable in order to protect the Parties' respective businesses, and each Party expressly agrees that monetary damages would be inadequate to compensate a Party for any breach by the other Party of its covenants and agreements set forth herein. Accordingly, the Parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to a Party and that, in addition to any other remedies that may be available, in law and equity or otherwise, any Party shall be entitled to obtain injunctive relief against the threatened breach of the provisions of this Clause 7, or a continuation of any such breach by the other Party, specific performance and other equitable relief to redress such breach together with its damages and reasonable counsel fees and expenses to enforce its rights hereunder, without the necessity of proving actual or express damages.

8       WARRANTIES/INDEMNITIES

        8.1    Elan represents and warrants to Orasense that:

               (a) Elan is a corporation duly organized under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to own and lease its respective properties, to carry on its respective business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated hereby;

               (b) Elan has full corporate power and authority enter into this Agreement and to perform its obligations hereunder, which have been duly authorized by all requisite corporate action of Elan. This Agreement is the valid and binding obligation of Elan, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors' rights generally, and by general equity principles and limitations on the availability of equitable relief, including specific performance;

               (c) The execution, delivery and performance by Elan of this Agreement will not: (i) violate any provision of applicable law, statute, rule or regulation known by and applicable to Elan or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to Elan or any of its properties or assets; or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under the charter or organizational documents of Elan to which Elan is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have an adverse material effect on the business, assets, liabilities (contingent or otherwise), operations, condition (financial or otherwise), or prospects of Elan;

               (d) To Elan's best knowledge, except as set forth on Schedule 3 hereto, (i) Elan has the right to grant the Elan License and any other rights granted herein, (ii) Schedule 1 contains primary examples of the Elan Intellectual Property existing as of the Effective Date, which listing is not necessarily exhaustive, (iii) there are no agreements between Elan and any third parties that conflict with the Elan License which would have a material adverse effect on the ability of Orasense to conduct its business as presently proposed to be conducted, (iv) Elan is the owner or licensee of all rights, title and interest in the Elan Intellectual Property; (v) Elan has no knowledge of any pending or threatened action, suit, proceeding or claim by others challenging Elan's rights in or to such Elan Intellectual Property as related to the Field, which would have a material adverse effect on the ability of Orasense to conduct its business as presently proposed to be conducted, and (vi) the Elan Intellectual Property constitutes all material intellectual property in Elan's Control reasonably applicable to the Project as it relates to Oral controlled release in the Field.

        8.2    Orasense represents and warrants to Elan the following:

               (a) Orasense is duly and validly existing in good standing in the jurisdiction of its incorporation and each other jurisdiction in which the conduct of its business requires such qualification (except where such failure to so qualify shall not have a material adverse affect on the business and assets of Orasense), and Orasense is in compliance with all applicable laws, rules, regulations or orders relating to its business and assets;

               (b) Orasense has full corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; this Agreement has been duly executed and delivered and constitutes the legal and valid obligations of Orasense and is enforceable against Orasense in accordance with its terms; and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not violate or result in a default under or creation of lien or encumbrance under Orasense's certificate of incorporation, by-laws or other organic documents, any material agreement or instrument binding upon or affecting Orasense, or its properties or assets or any applicable laws, rules, regulations or orders affecting Orasense or its properties or assets;

               (c) Orasense is not in default of its charter or by-laws, any applicable laws or regulations or any material contract or agreement binding upon or affecting it or its properties or assets and the execution, delivery and performance of this Agreement and the transactions contemplated hereby will not result in any such violation;

               (d) Orasense represents and warrants to Elan that the execution of this Agreement by Orasense and the full performance and enjoyment of the rights of Orasense under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between Orasense and any third party.

        8.3 Orasense represents and warrants to and covenants with Elan that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Elan and that it has not granted and will not grant any option, license, right or interest in or to the Elan Intellectual Property, the Orasense Technology, or other property to any third party which would conflict with the rights granted by this Agreement and the Definitive Documents.

        8.4 Orasense represents and warrants to and covenants and agrees with Elan that the Products shall be developed, manufactured, transported, stored, handled, packaged, marketed, promoted, distributed, offered for sale and sold in accordance with all regulations and requirements of the FDA and foreign regulatory authorities including, without limitation, cGCP, cGLP, cGMP regulations. The Products shall not be adulterated or misbranded as defined by the Federal Food, Drug and Cosmetic Act (or applicable foreign law) and shall not be a product which would violate any section of such Act if introduced in interstate commerce.

        8.5 Orasense represents and warrants to Elan that it is fully cognizant of all applicable statutes, ordinances and regulations of the United States of America and countries in the Territory with respect to the manufacture of the Products including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder and similar statutes in countries outside of the United States. Orasense shall manufacture or procure the manufacture of the Products in conformity with the Marketing Authorizations and in a manner which fully complies with all United States of America and foreign statutes, ordinances, regulations and practices.

        8.6 In addition to any other indemnifications provided for herein, Elan shall indemnify and hold harmless Orasense and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Orasense arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Elan hereunder, or (b) any act or omission on the part of Elan or any of its agents or employees in the performance of this Agreement.

        8.7 In addition to any other indemnifications provided for herein, Orasense shall indemnify and hold harmless Elan and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney's fees and expenses) incurred or sustained by Elan arising out of or in connection with any (a) breach of any representation, covenant, warranty or obligation by Orasense hereunder, or (b) any act or omission on the part of Orasense or any of its agents or employees in the performance of this Agreement.

        8.8    The Party seeking an indemnity shall:

          8.8.1 fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

          8.8.2 permit the indemnifying Party to take full care and control of such claim or proceeding;

          8.8.3 cooperate in the investigation and defense of such claim or proceeding;

          8.8.4 not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

          8.8.5 take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

        8.9 NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER ELAN NOR ORASENSE SHALL BE LIABLE TO THE OTHER PARTY, OTHER BY REASON OF ANY REPRESENTATION OR WARRANTY, CONDITION OR OTHER TERM OR ANY DUTY OF COMMON LAW, OR UNDER THE EXPRESS TERMS OF THIS AGREEMENT, OR FOR ANY CONSEQUENTIAL OR INCIDENTAL LOSS OR DAMAGE (WHETHER FOR LOSS OF PROFIT OR OTHERWISE) AND WHETHER OCCASIONED BY THE APPLICABLE PARTY'S NEGLIGENCE OR OF ITS EMPLOYEES OR AGENTS OR OTHERWISE

        8.10   EXCEPT AS SET FORTH IN THIS CLAUSE 8, ELAN IS GRANTING THE

ELAN LICENSE HEREUNDER ON AN "AS IS" BASIS WITHOUT RECOURSE, REPRESENTATION OR WARRANTY WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR INFRINGEMENT OF THIRD PARTY RIGHTS, AND ALL SUCH WARRANTIES ARE EXPRESSLY DISCLAIMED.

9.      INTELLECTUAL PROPERTY OWNERSHIP RIGHTS

        9.1 Subject to the terms and conditions of this Agreement, including, without limitation Section 11 below, Orasense shall own the legal and equitable title to the Orasense Technology.

        9.2 Elan shall own the legal and equitable title to the Elan Intellectual Property, including without limitation, Elan Improvements.

        9.3 Orasense shall permanently mark or otherwise use reasonable efforts to cause any third party to permanently mark all Products and/or the packaging therefor with such license or patent notices to comply with the laws of the country of sale or otherwise to generally communicate the existence of any Elan Patents for the countries of the Territory and in such manner as Elan may reasonably request in writing prior to the sale or commercial use thereof.

        9.4 Elan, at its expense, shall make a good faith effort (i) to secure the grant of any material patent applications within the Elan Patents that relate to the Field; (ii) to file and prosecute patent applications on material patentable inventions and discoveries within the Elan Improvements that relate to the Field; (iii) to defend all such applications against third party oppositions; and (iv) to maintain in force any material issued letters patent within the Elan Patents that relate to the Field (including any letters patent that may issue covering any such Elan Improvements that relate to the Field). Elan shall have the right in its discretion to control such filing, prosecution, defense and maintenance provided that Orasense and Isis at their request shall be provided with copies of all documents relating to such filing, prosecution, defense and maintenance in sufficient time to review such documents and comment thereon prior to filing.

        9.5 In the event that Elan informs the Orasense and Isis that it does not intend to file patent applications on patentable inventions and discoveries within the Elan Intellectual Property that relate to the Field in one or more countries in the Territory or fails to file such an application within a reasonable period of time, Orasense shall have the option at its expense to file and prosecute such patent application(s) in the joint names of Orasense and Elan. Upon written request from Orasense, Elan shall execute all documents, forms and declarations and to do all things as shall be reasonably necessary to enable Orasense to exercise such option.

        9.6 Orasense, Isis and Elan shall promptly inform each other in writing of any alleged infringement of any patents within the Elan Patents or any alleged misappropriation of trade secrets within the Elan Intellectual Property by a third party of which it becomes aware and provide the others with any available evidence of such infringement or misappropriation insofar as such infringements or misappropriation relate solely to the Field.

        9.7 Orasense shall have the right to prosecute at its own expense and for its own benefit any infringements of the Elan Patents or misappropriation of the Elan Intellectual Property, insofar as such infringements or misappropriation relate solely to the Field. In the event that Orasense takes such action, Orasense shall do so at its own cost and expense. At Orasense's request, Elan shall cooperate with such action. Any recovery remaining after the deduction by Orasense of the reasonable expenses (including attorney's fees and expenses) incurred in relation to such infringement proceeding [...***...]. Should Orasense decide not to pursue such infringers, within a reasonable period but in any event within twenty (20) days after receiving written notice of such alleged infringement or misappropriation Elan may in its discretion initiate such proceedings in its own name, at its expense and for its own benefit, and at Elan's request, Orasense shall cooperate with such action. Alternatively, the Participants may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party. If the infringement of the Elan Patents affects both the Field as well as other products being developed or commercialized by Elan or its commercial partners outside the Field, Orasense and Elan shall endeavor to agree as to the manner in which the proceedings should be instituted and as to the proportion in which they shall share the proceeds of any such proceedings, and the expense of any costs not recovered, or the costs or damages payable to the third party.

        9.8 Orasense shall indemnify, defend and hold harmless Elan, against all actions, losses, claims, demands, damages, costs and liabilities (including reasonable attorneys fees) relating directly or indirectly to all such claims or proceedings referred to herein, provided that Elan, shall not acknowledge to the third party or to any other person the validity of any claims of such a third party, and shall not compromise or settle any claim or proceedings relating thereto without the prior written consent to Orasense, not to be unreasonably withheld or delayed. At its option, Elan or Isis, as the case may be, may elect to take over the conduct of such proceedings from Orasense provided that Orasense's indemnification obligations shall continue; the costs of defending such claim shall be borne by Elan or Isis, as the case may be and such Participant shall not compromise or settle any such claim or proceeding without the prior written consent of Orasense, such consent not to be unreasonably withheld or delayed.

10.     RIGHTS EXPLOITATION OUTSIDE THE FIELD

        10.1 Licenses to Elan Program Technology. Orasense hereby grants to Elan a perpetual, exclusive, royalty free and sublicensable license to Elan Program Technology outside of the Field.

        10.2 Licenses for Orasense Program Technology Outside the Field.
Orasense


                                               *CONFIDENTIAL TREATMENT REQUESTED
hereby grants to Elan a perpetual exclusive license for the use of Orasense Program Technology in all fields other than (i) the Field or (ii) in connection with Isis proprietary drug products. The terms of such license for the use of Orasense Program Technology shall be decided by the unanimous decision of the Management Committee on such terms and conditions as the Management Committee shall approve after good faith negotiations with Elan.

11.     NON-COMPETITION

        11.1. During the Research Term (and any extension thereto), Elan shall not develop or Commercialize, or assist in the development or Commercialization of Oligonucleotide Drugs in the Field or develop or Commercialize, or assist in the development or Commercialization of an Oral Platform for systemic and topical delivery of Oligonucleotide Drugs, except (a) for or on behalf of Orasense, or (b) with the prior written, unanimous consent of the Management Committee. In no event, however, shall the foregoing non-competition restrictions apply to the entities listed in Section 1.16(b) above. Nothing contained herein shall be construed as (i) limiting the activities of an existing third party licensee of Elan from developing Oligonucleotide Drugs utilizing Elan Intellectual Property to the extent such rights have been previously granted by Elan, provided Elan does not provide any active support to any such activities in excess of its existing contractual obligations or (ii) prohibiting Elan from licensing Elan Intellectual Property to an Independent Third Party or limiting the activities of any such future Independent Third Party licensee of Elan from developing Oligonucleotide Drugs utilizing Elan Intellectual Property; provided that the primary purpose of any such license is not the development of an Oral Platform for Oligonucleotide Drugs and Elan does not provide any active support to any such activities.
 .

12.     TERM AND TERMINATION OF AGREEMENT

        12.1. The term of this Agreement and the term of the Licenses granted hereunder with respect to a Product utilizing or based on the Licensed Technologies shall commence as of the Effective Date and continue, on a Product-by-Product basis and country by country basis, for the life of the patent rights upon which such Product is based on or utilizes in such country (the "Term"); provided, however, that all royalty and fee obligations contained herein shall survive for the greater of (i) the Term or (ii) 15 years from the first commercial sale of such Product.

        12.2. Nothing contained herein shall obligate or restrict any party from utilizing public, non-proprietary information which is not subject to the protection of applicable patent laws.

        12.3. If either party breaches any material provision of this Agreement and if such breach is (i) not capable of being cured or (ii) is capable of being cured but is not corrected within sixty (60) days after the non-breaching party gives written notice of the breach to the breaching party, the non-breaching party may terminate this Agreement immediately by giving notice of the termination, effective on the date of the notice, provided, however, that (x) if any such curable breach is not capable of being cured within such sixty (60) day period, so long as the breaching party commences to cure the breach promptly after receiving notice of the breach from the non-breaching party and thereafter diligently prosecutes the cure to completion as soon as is practicable, the non-breaching Party may not terminate this Agreement so long as the breaching party is acting in good faith to rectify such breach or (y) the default involves a good faith dispute regarding the amount of any required payment, provided any undisputed amount is paid, such default shall be stayed and the remainder may be withheld for a reasonable period during which a good faith resolution of the amount owed is being pursued.

        12.4. In the event that a Competitive Change of Control Event shall occur, at the sole option of Elan and upon written notice to Isis and Orasense, the Elan License shall be immediately terminated. Upon written notice from Isis to Elan of a proposed Competitive Change of Control Event or the occurrence of a Competitive Change of Control Event, Elan shall have thirty (30) days from such notice to Isis to provide written notice to Isis as to whether it intends to terminate the Elan License. In the event Elan does not provide written notice to Isis during such thirty (30) day period of its intention to terminate the Elan License, such termination right shall be deemed waived with respect to such occurrence.

        12.5. In the event that the Isis License Agreement shall be terminated, at the sole option of Elan and upon written notice to Isis and Orasense, the Elan License shall be immediately terminated.

        12.6. Upon the occurrence of an Event of Bankruptcy with respect to Orasense or Elan, the other Party may, upon written notice to Isis and the Party with respect to which such Event of Bankruptcy has occurred, immediately terminate the Elan License. As used in this Clause 12.6, the term "Event of Bankruptcy" relating to either Orasense or Elan shall mean:

           12.6.1. the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer of either Party of it or over all or a substantial part of its assets under the law of any applicable jurisdiction, including without limit, Bermuda, the United States of America or Ireland; or

           12.6.2 an application or petition for bankruptcy, corporate re-organization, composition, administration, examination, arrangement or any other procedure similar to any of the foregoing under the law of any applicable jurisdiction, including without limit, Bermuda, the United States of America or Ireland (other than as part of a bona fide restructuring or reorganization), is filed, and is not discharged within forty-five (45) days, or if either Party applies for or consents to the appointment of a receiver, administrator, examiner or similar officer of it or of all or a material part of its assets, rights or revenues or the assets and/or the business of either Party are for any reason seized, confiscated or condemned.

        12.7. Upon exercise of those rights of termination as specified in Clause 12.1 to Clause 12.6 inclusive or elsewhere within this Agreement, this Agreement shall, subject to the other provisions of this Agreement, automatically terminate forthwith and be of no further legal force or effect.

        12.8.  Upon expiration or termination of the Agreement:

               12.8.1 any sums that were due from Orasense to Elan with respect to license granted hereunder, including without limitation on Net Sales, in the Territory or in such particular country or countries in the Territory (as the case may be) prior to the expiration or termination of this Agreement as set forth herein shall be paid in full within sixty (60) days after the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory (as the case may be);

               12.8.2 any provisions clearly meant to survive termination or expiration of this Agreement, including without limitation Clause 7, shall remain in full force and effect;

               12.8.3 all representations, warranties and indemnities shall insofar as are appropriate remain in full force and effect;

               12.8.4 the rights of inspection and audit set out in Clause 6 shall continue in force for a period of one year;

               12.8.5 termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement;

               12.8.6 the Elan Intellectual Property and all rights, licenses and sublicenses granted by Elan in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory (as the case may be) and shall immediately revert to Elan and all Elan Program Technology shall be deemed immediately transferred and assigned to Elan. Following such expiration or termination, Orasense may not thereafter use in the Territory or in such particular country or countries in the Territory (as the case may be) (a) any valid and unexpired Elan Patents, (b) any Elan Intellectual Property that remains confidential or otherwise proprietary to Elan, and/or (c) Trademarks. All rights to Orasense Technology (other than Elan Program Technology and Isis Program Technology) shall be transferred to and jointly owned by Elan and Isis and may only be utilized by such parties royalty-free, consistent with the other restriction contained in Section 10 of this Agreement and the comparable section of the Isis License Agreement regarding the limitation of such rights outside the Field. Rights of permitted Independent Third Party sublicensees in and to the Elan Intellectual Property shall survive the termination of the license and sublicense agreements granting said intellectual property rights to Orasense; and Orasense, Elan and Isis shall in good faith agree upon the form most advantageous to Elan and Isis in which the rights of the sublicensor under any such sublicenses are to be held (which form may include continuation of Orasense solely as the holder of such licenses or assignment of such rights to a third party or parties, including an assignment to both Elan and Isis). Any sublicense agreement between Orasense and such permitted sublicensee shall permit an assignment of rights by Orasense to Elan and shall contain additional reasonable confidentiality protections which an assignee shall reasonably require. Upon any such assignment, Elan and Isis shall enter into good faith negotiations with respect to additional reasonable confidentiality protections which either party shall reasonably require.

13.     IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

        13.1. Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, non availability of raw materials, but any such delay or failure shall be remedied by such Party as soon as practicable.

14.     SETTLEMENT OF DISPUTES; GOVERNING LAW

        14.1. Any dispute between the Parties arising out of or relating to this Agreement will be subject to resolution in accordance with Clause 24.9 of the Development Agreement, which is incorporated by reference and shall for such purposes survive termination of the Development Agreement.

        14.2. This Agreement is construed under and ruled by the laws of the State of New York, without regard to the conflict of law principles.

15.     ASSIGNMENT

        15.1. This Agreement may not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that (i) either Party may assign this Agreement to its Affiliate without such consent, provided that such assignment does not have any adverse tax consequences on the other Party, and (ii) Elan may assign its rights and obligations hereunder in connection with a sale of all or substantially all of the business of Elan to which the Transaction Documents relate, whether by merger, sale of stock, sale of assets or otherwise (provided that, in the event of such transaction, no intellectual property rights of any third party that is the acquiring corporation in such transaction shall be included in the Elan Intellectual Property licensed hereunder). Elan and Orasense will discuss any assignment by either Party to an Affiliate prior to its implementation in order to avoid or reduce any additional tax liability to the other Party resulting solely from different tax law provisions applying after such assignment to an Affiliate. For the purpose hereof, an additional tax liability shall be deemed to have occurred if either Party would be subject to a higher net tax on payments made hereunder after taking into account any applicable tax treaty and available tax credits than such Party was subject to before the proposed assignment. Notwithstanding any assignment hereof to an Affiliate, each Party will remain fully liable hereunder.

16.     NOTICES

        16.1. Any notice to be given under this Agreement shall be sent in writing in English by registered airmail or telefaxed to the following addresses:


           If to Orasense at:   Orasense Ltd.
                                c/o Isis Pharmaceuticals, Inc.
                                2292 Faraday Avenue
                                Carlsbad, California 92008
                                Attention:     Ms. Lynne Parshall
                                Telephone:  (760) 603-2460
                                Telefax:    (760) 931-9639

           If to Isis to:       Isis Pharmaceuticals, Inc.
                                2292 Faraday Avenue
                                Carlsbad, California 92008
                                Attention:     Ms Lynne Parshall
                                Telephone:  (760) 603-2460
                                Telefax:    (760) 931-9639

           with a copy to:      Cooley Godward LLP
                                4365 Executive Drive
                                Suite 1100
                                San Diego, CA 91212
                                Attention:  L. Kay Chandler
                                Telephone:  (619) 550-6000
                                Telefax:    (619) 453-3555

           If to Elan at:       Elan Corporation plc
                                Lincoln House, Lincoln Place, Dublin 2, Ireland
                                Attention: Vice President, General Counsel,
                                Elan Pharmaceutical Technologies,
                                a division of Elan Corporation, plc
                                Telephone:  + 353 1 709 4000
                                Telefax:    + 353  1 709 4124

           with a copy to:      Cohen & Tauber LLP
                                1350 Avenue of the Americas
                                26th Floor
                                New York, New York 10019
                                Attention:  Laurence S. Tauber
                                Telephone:  (212) 519-5195

                                    Telefax:      (212) 262-1766

         or to such other address(es) and telefax numbers as may from time to time be notified by either Party to the other hereunder.

        16.2. Any notice sent by mail shall be deemed to have been delivered within seven (7) working days after dispatch and any notice sent by telex or telefax shall be deemed to have been delivered within twenty four (24) hours of the time of the dispatch. Notice of change of address shall be effective upon receipt.

17.     MISCELLANEOUS CLAUSES

        17.1. No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

        17.2. If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

        17.3. The Parties shall use their respective reasonable endeavors to ensure that the Parties and any necessary third party shall execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such third party to carry the provisions of this Agreement.

        17.4. This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns and sub-licenses. Isis shall be a third party beneficiary to this Agreement and shall have the right to cause Orasense to enforce Orasense's rights against Elan.

        17.5. No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Development Agreement, the terms of the Development Agreement shall prevail unless this Agreement specifically provides otherwise.

        17.6. No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party. Amendments hereto shall be subject to the prior approval of Isis, which approval shall not be unreasonably withheld or delayed.

        17.7. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

        17.8. Each of the Parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

        17.9. Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

        17.10. Nothing contained in this Agreement is intended or is to be construed to constitute Elan, Isis and Orasense as partners, or Elan as an employee of Orasense and Isis, or Orasense and Isis as an employee of Elan. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

ELAN PHARMACEUTICAL TECHNOLOGIES,
A DIVISION OF ELAN CORPORATION, PLC

By: /s/ KEVIN INSLEY
    -----------------------
    Kevin Insley
    Authorized Signatory


ORASENSE LTD.


By: /s/ B. LYNNE PARSHALL
   -----------------------
   B. Lynne Parshall
   President

AGREED TO:

ISIS PHARMACEUTICAL, INC.

By: /s/ B. LYNNE PARSHALL
   -----------------------
   B. Lynne Parshall
   Executive Vice President

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                     [ELAN LICENSE AGREEMENT EXECUTION PAGE]

                                    EXHIBIT A

                      DESCRIPTION OF DEVELOPMENT CANDIDATE

[...***...]






























                                               *CONFIDENTIAL TREATMENT REQUESTED